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                                                                    EXHIBIT 12.1

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
                                                     Atmos Energy Corporation
                                         Computation of Ratio of Earnings to Fixed Charges
                                                   (Dollar amounts in Thousands)



                                                             Year ended September 30,                 Nine Months ended June 30,
                                                  1999       1998       1997       1996       1995           2000       1999
                                                --------   --------   --------   --------   --------    ------------  -----------
Income from continuing operations before
  provision for income taxes per statement
  of income                                     $ 27,299   $ 87,071   $ 38,136   $ 64,467   $ 45,352       $ 61,816    $ 61,216
Add:
  Portion of rents representative of the
    interest factor                                3,520      3,050      3,507      3,237      3,058          2,307       2,546
  Interest on debt & amort. of debt expense       37,063     35,579     33,595     31,677     30,186         32,408      26,928
                                                --------   --------   --------   --------   --------       --------    --------
    Income as adjusted                          $ 67,882   $125,700   $ 75,238   $ 99,381   $ 78,596       $ 96,531    $ 90,690
                                                ========   ========   ========   ========   ========       ========    ========

Fixed charges:
  Interest on debt & amort. of debt expense(1)    37,063     35,579     33,595     31,677     30,186         32,408      26,928
  Capitalized interest                     (2)     3,724      4,132      1,570        376        775              -       3,724
  Rents                                           10,560      9,149     10,522      9,710      9,175          6,920       7,639
  Portion of rents repesentative of the
   interest factor                         (3)     3,520      3,050      3,507      3,237      3,058          2,307       2,546
                                                --------   --------   --------   --------   --------       --------    --------

Fixed charges (1)+(2)+(3)                       $ 44,307   $ 42,761   $ 38,672   $ 35,290   $ 34,019       $ 34,715    $ 33,198
                                                ========   ========   ========   ========   ========       ========    ========

Ratio of earnings to fixed charges                  1.53       2.94       1.95       2.82       2.31           2.78        2.73
                                                ========   ========   ========   ========   ========       ========    ========

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